Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2024 FOURTH QUARTER AND FULL YEAR AND PROVIDES PRODUCT SALES VOLUME OUTLOOK FOR 2025

OKLAHOMA CITY, Oklahoma—February 26, 2025—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Results and Recent Highlights

•
Net sales of $134.9 million compared to $132.6 million in the fourth quarter of 2023
•
Net loss of $9.1 million compared to a net loss of $5.3 million in the fourth quarter of 2023; the fourth quarter 2024 net loss included approximately $17.1 million of turnaround costs and approximately $3.1 million of one-time non-cash charges related to the write-down of assets
•
Diluted EPS of $(0.13) compared to $(0.07) for the fourth quarter of 2023; the fourth quarter 2024 diluted EPS included approximately $(0.20) per share of turnaround costs and one-time non-cash charges
•
Adjusted EBITDA(1) of $37.6 million compared to $25.1 million in the fourth quarter of 2023

Full Year 2024 Results and Highlights

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Net sales of $522.4 million compared to $593.7 million in the full year 2023
•
Net loss of $19.4 million compared to net income of $27.9 million in the full year 2023; the 2024 net loss included approximately $37.8 million of turnaround costs and approximately $11.7 million of one-time non-cash charges related to the write-down of assets
•
Diluted EPS of $(0.27) compared to $0.37 for the full year 2023; the 2024 diluted EPS included approximately $(0.50) per share of turnaround costs and one-time non-cash charges
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Adjusted EBITDA(1) of $129.5 million compared to $132.7 million in the full year 2023
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Repurchased $96.6 million in principal amount of Senior Secured Notes for approximately $92.2 million in 2024 which reduced our total debt by 17% compared to the end of 2023
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Repurchased approximately 1.5 million shares of common stock for approximately $12.1 million in 2024
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Total cash, cash equivalents and short-term investments of approximately $184.2 million and total debt of $485.3 million as of December 31, 2024
•
Total Recordable Injury Rate of 0.90 (“TRIR”) for the full year 2024; Cherokee and Baytown operations both had a TRIR of zero for the full year 2024

(1) Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures.

“Our fourth quarter was marked by progress on several fronts," stated Mark Behrman, LSB Industries' Chairman & Chief Executive Officer. "Our adjusted EBITDA for the fourth quarter of 2024 improved versus the fourth quarter of last year due, in part, to improved production and sales volumes of nitric acid and AN despite having a plant turnaround in the fourth quarter of 2024. Stronger ammonia prices and lower natural gas costs also contributed to the year-over-year improvement. Notably, nitrogen fertilizer prices are currently above levels at the same point last year. We believe this more favorable pricing environment reflects balanced channel inventories, strong global urea demand and improving corn futures prices. We’re seeing several positive indicators that point towards a robust Spring.”

“Our Pryor facility achieved a monthly record for urea and UAN production in December. This record is a direct result of the turnaround and urea capacity expansion project that we completed during the third quarter. Additionally, we completed a turnaround of the ammonia plant at our Cherokee facility during the fourth quarter and did so injury-free. In fact our Cherokee and Baytown facilities had zero recordable incidents for full-year 2024. This outstanding achievement is consistent with our ‘Goal Zero’ - zero recordable incidents - for our entire organization.”

“Our balance sheet continues to provide us with the financial flexibility to invest in the growth of our business. Following the investments we made in our Pryor and Cherokee facilities in 2024, we have a planned ammonia turnaround at our El Dorado facility scheduled for the third quarter of 2025. We expect these extensive maintenance and upgrade activities to continue to lead to higher reliability in our manufacturing plants resulting in increased production volumes and incremental growth in EBITDA(1).”

“We continue to make progress with our two energy transition projects. We are targeting startup of low carbon ammonium nitrate solution production at our El Dorado facility in the second half of 2026. Obtaining the EPA’s approval of the Class VI permit application submitted by our partner, Lapis Carbon Solutions, remains our primary gating item. In May 2024, we announced our first off-take customer for low carbon ammonium nitrate solution to be produced at our El Dorado facility. We began shipping product to the customer under this agreement in early 2025 and look forward to transitioning from conventional ANS to a low carbon product next year.”

“With respect to our Houston Ship Channel Project, we are currently involved in conversations with potential customers to get a sense of the pricing levels for low carbon ammonia that could lead to high volume, long-term off-take arrangements. The outcome of these conversations is a key factor in determining the timing of our next step in the project development process, which would be a full FEED(2) study. Our goal is to begin a FEED during the first half of this year and complete the study by mid-2026, paving the way for us to move forward with our final investment decision, and ultimately, plant construction.”

Mr. Behrman concluded, “We begin 2025 better positioned for profitable growth than at any time in our Company’s history. We are well capitalized and the investments we are making to improve the reliability, efficiency and output of our facilities are already bearing fruit. We expect to see incremental improvement from these activities each quarter with the full impact of these investments flowing through our financial results by the end of 2026. We continue to pursue longer term growth opportunities with our low carbon product strategy, with a focus on minimizing risk and maximizing returns. We are highly enthusiastic about our prospects for generating increased value for shareholders in the years to come.”

(1) Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures

(2) Front End Engineering Design

Market Outlook

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Our industrial business remains consistent, reflecting:
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Stable demand for nitric acid supported by the strength of the U.S. economy and resilient consumer spending
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Demand for ammonium nitrate (AN) for use in explosives bolstered by U.S. production and supportive pricing of metals, including copper for data centers and electric vehicles as well as gold
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Demand for AN is also benefiting from quarrying/aggregate production for infrastructure upgrade and expansion

•
Our ammonia market is healthy and pricing remains strong driven by:
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Well balanced distribution channel inventories heading into Spring planting season
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Higher natural gas feedstock costs for European ammonia producers resulting from cold temperatures and supply disruptions
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Ongoing disruptions in the Suez Canal from the Middle East conflict limiting ammonia imports into Europe from the Middle East
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Delayed startup of new production capacity in the U.S. Gulf
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Economic stimulus measures in China could increase demand for industrial ammonia for use in polyurethane, caprolactam and acrylonitrile production returning to pre-COVID levels

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UAN pricing has strengthened due to:
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Updraft from strong urea market resulting from robust global demand
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Limited imports from international suppliers relative to past years
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Potential pent-up demand at retailer and producer level could lead to favorable order volumes and pricing throughout the first half of 2025

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Corn futures prices showing upward momentum:
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USDA's recent outlook for U.S. corn indicates smaller supplies and a decline in ending stocks
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Production challenges in international growing regions potentially supportive of U.S. corn prices as evidenced by Spring corn futures price of approximately $5.00 per bushel currently

Low Carbon Ammonia Projects Summary

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Houston Ship Channel Blue Ammonia project with INPEX, Air Liquide and Vopak Exolum Houston
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Proposed 1.1 million metric ton per year blue ammonia plant utilizing blue hydrogen provided by a joint venture between Air Liquide/INPEX (JV)
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Preliminary Front End Engineering Design (Pre-FEED) study completed in Q4’24
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FEED study expected during 2025; final investment decision expected in 2026

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El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Energy
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Would capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Awaiting EPA approval of Class VI permit application to commence construction
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Focused on beginning operations in the second half of 2026

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MOU with Amogy to Develop Ammonia as a Marine Fuel
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Collaborating on the evaluation and development of pilot program that would combine our low carbon ammonia and Amogy's ammonia-to-power engine solution
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Amogy successfully completed test of tugboat retrofitted with power unit using ammonia as a fuel during Q3’24

Fourth Quarter Results Overview

	For the Three Months Ended December 31,
	2024	2023	% Change
Product Sales ($ in Thousands)	(In Thousands)
AN & Nitric Acid	$57,620	$47,959	20%
Urea ammonium nitrate (UAN)	30,132	36,621	(18)%
Ammonia	40,194	36,731	9%
Other	6,960	11,302	(38)%
Total net sales	$134,906	$132,613

Comparison of Fourth Quarter of 2024 to 2023:

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Net sales increased during the fourth quarter of 2024 due to higher sales volumes of AN and nitric acid and higher pricing for ammonia, partially offset by lower UAN and ammonia sales volumes largely resulting from the turnaround at the Cherokee facility, along with lower UAN pricing. We incurred an operating loss for the fourth quarter of 2024, compared to operating income for the fourth quarter of 2023, and a net loss for the fourth quarter of 2024 that was greater than the net loss in the fourth quarter of 2023, in each case due to Cherokee facility turnaround expenses along with non-cash asset write-downs primarily related to assets taken out of service during the fourth quarter of 2024. Adjusted EBITDA increased during the quarter, driven by the factors that benefited net sales in addition to lower natural gas costs.

The following tables provide key sales metrics for our products:

	For the Three Months Ended December 31,
Key Product Volumes (short tons sold)	2024	2023	% Change
AN & Nitric Acid	150,054	124,697	20%
Urea ammonium nitrate (UAN)	114,875	125,966	(9)%
Ammonia	85,678	95,447	(10)%
	350,607	346,110	1%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$308	$322	(4)%
Urea ammonium nitrate (UAN)	$221	$253	(13)%
Ammonia	$449	$368	22%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	For the Three Months Ended December 31,
Average Benchmark Prices (price per ton)	2024	2023	% Change
Tampa Ammonia Benchmark	$564	$599	(6)%
NOLA UAN	$230	$256	(10)%

	Three Months Ended December 31,
	2024	2023	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$2.45	$3.75	(35)%
Average natural gas cost/MMBtu used in production	$2.79	$3.99	(30)%

Volume Outlook*

Estimated ammonia production and product sales volumes for the full year 2025 are as follows:

Products	2025E	2024A
Ammonia Production (tons):	790,000 - 820,000	757,000

Sales Volume (tons):
AN & Nitric Acid	590,000 - 620,000	554,000
Urea Ammonium Nitrate (UAN)	620,000 - 650,000	483,000
Ammonia	250,000 - 280,000	321,000

*2025 ammonia production and product sales volumes forecast reflects a turnaround at our El Dorado facility versus turnarounds at both our Pryor and Cherokee facilities in 2024

Conference Call

LSB’s management will host a conference call on Thursday, February 27, 2025 at 10:00 am ET / 9:00 am CT to discuss fourth quarter and full year 2024 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products and execute our strategy to become a leader in the energy transition in the chemical industry; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(In Thousands, Except Per Share Amounts)
Net sales	$134,906	$132,613	$522,400	$593,709
Cost of sales	128,857	120,604	474,603	507,449
Gross profit	6,049	12,009	47,797	86,260
Selling, general and administrative expense	9,884	8,765	41,767	36,580
Other expense (income), net	2,910	(1)	11,535	(2,097)
Operating (loss) income	(6,745)	3,245	(5,505)	51,777
Interest expense, net	8,223	9,923	34,452	41,136
Gain on extinguishments of debt	—	—	(3,013)	(8,644)
Non-operating income, net	(1,764)	(3,682)	(10,907)	(14,611)
(Loss) income before (benefit) provision for income taxes	(13,204)	(2,996)	(26,037)	33,896
(Benefit) provision for income taxes	(4,055)	2,351	(6,684)	5,973
Net (loss) income	$(9,149)	$(5,347)	$(19,353)	$27,923
(Loss) income per common share
Basic:
Net (loss) income	$(0.13)	$(0.07)	$(0.27)	$0.37
Diluted:
Net (loss) income	$(0.13)	$(0.07)	$(0.27)	$0.37

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2024	2023
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$20,230	$98,500
Restricted cash	—	2,532
Short-term investments	163,971	207,434
Accounts receivable	39,083	40,749
Allowance for doubtful accounts	(323)	(364)
Accounts receivable, net	38,760	40,385
Inventories:
Finished goods	22,382	26,329
Raw materials	2,519	1,799
Total inventories	24,901	28,128
Supplies, prepaid items and other:
Prepaid insurance	14,345	14,846
Precious metals	11,596	12,094
Supplies	31,995	30,486
Other	3,916	2,337
Total supplies, prepaid items and other	61,852	59,763
Total current assets	309,714	436,742

Property, plant and equipment, net	847,570	835,298

Other assets:
Operating lease assets	28,727	24,852
Intangible and other assets, net	1,177	1,292
Total other assets	29,904	26,144
Total assets	$1,187,188	$1,298,184

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2024	2023
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,498	$68,323
Short-term financing	12,146	13,398
Accrued and other liabilities	30,874	30,961
Current portion of long-term debt	9,116	5,847
Total current liabilities	135,634	118,529

Long-term debt, net	476,163	575,874

Noncurrent operating lease liabilities	21,387	16,074

Other noncurrent accrued liabilities	456	523

Deferred income taxes	61,908	68,853

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	504,578	501,026
Retained earnings	207,662	227,015
Total stockholders’ equity	721,357	737,158
Less treasury stock, at cost:
Common stock, 19.5 million shares (18.1 million shares at December 31, 2023)	229,717	218,827
Total stockholders' equity	491,640	518,331
Total liabilities and stockholders’ equity	$1,187,188	$1,298,184

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(9,149)	$(5,347)	$(19,353)	$27,923
Plus:
Interest expense and interest income, net	6,106	6,237	23,087	26,500
Gain on extinguishment of debt	—	—	(3,013)	(8,644)
Depreciation and amortization	21,853	18,667	74,478	68,922
(Benefit) provision for income taxes	(4,055)	2,351	(6,684)	5,973
EBITDA	$14,755	$21,908	$68,515	$120,674

Stock-based compensation	1,565	1,389	6,607	5,353
Legal Fees & Settlements - Specific Matters	545	119	3,536	594
Loss on write down of assets	3,122	977	11,703	3,613
Turnaround costs	17,143	734	37,781	2,430
Growth Initiatives	436		1,378
Adjusted EBITDA	$37,566	$25,127	$129,520	$132,664

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(In Thousands)		(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$127,946	$121,311	$488,575	$542,605

Less freight and other	17,839	14,137	63,047	55,009

Ammonia, AN, Nitric Acid, UAN netback sales	$110,107	$107,174	$425,528	$487,596